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                      September 25, 2023

       Xavier Destriau
       Chief Financial Officer
       ZIM Integrated Shipping Services Ltd.
       9 Andrei Sakharov Street
       Matam, Haifa 3190500
       Israel

                                                        Re: ZIM Integrated
Shipping Services Ltd.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed March 13,
2023
                                                            File No. 001-39937

       Dear Xavier Destriau:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Michael Kaplan